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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[X] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[X] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
| EISENBERG,        DAVID              H.    |    LTCW LET'S TALK CELLULAR & WIRELESS, INC.|   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  800 BRICKELL AVENUE, SUITE 400            |    Person, if an Entity |    JULY 1999      |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|         CEO                           |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  MIAMI,            FLORIDA         33131   |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/17/98     |     P3      | 19,900 |   A    |  5.875 |      19,900       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/19/98     |     P3      |  3,000 |   A    |  4.937 |       3,000       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/20/98     |     P3      |  3,000 |   A    |  4.75  |       3,000       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/24/98     |     P3      |  1,100 |   A    |  4.50  |       1,100       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/25/98     |     P3      |  1,000 |   A    |  5.00  |       1,000       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/30/98     |     P3      |    500 |   A    |  5.50  |         500       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    11/30/98     |     P3      |    500 |   A    |  5.75  |         500       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    12/01/98     |     P4      |  1,000 |   A    |  4.75  |       1,000       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    12/02/98     |     P4      |  1,000 |   A    |  5.25  |       1,000       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    12/07/98     |     P4      |    100 |   A    |  4.875 |         100       |     D       |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |    01/20/99     |     G4      |    100 |   D    |  5 7/8 |         100       |     D       |          |
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*If the form is filed by more than one reporting person, see Instructions 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- |3. Trans- |4. Trans- |   5. Number of    |6. Date Exer-    |7. Title and Amount|8. Price     |
|    Security           |    sion or |   action |   action |      Derivative   |   cisable and   |   of Underlying   |   of        |
|    (Instr. 3)         |    Exercise|   Date   |   Code   |      Securities   |   Expiration    |   Securities      |   Deriv-    |
|                       |    Price of|   (Month/|   (Instr.|      Acquired (A) |   Date          |   (Instr. 3 and 4)|   ative     |
|                       |    Deriv-  |   Day/   |   8)     |      or Disposed  |   (Month/Day/   |                   |   Secur-    |
|                       |    ative   |   Year)  |          |      of (D)       |   Year)         |                   |   ity       |
|                       |    Security|          |          |      (Instr. 3,   |                 |                   |   (Instr. 5)|
|                       |            |          |          |      4, and 5)    |-----------------|-------------------|             |
|                       |            |          |          |                   |Date    |Expira- |      |  Amount or |             |
|                       |            |          |          |  -----------------|Exer-   |tion    |Title |  Number of |             |
|                       |            |          |          |    (A)  |  (D)    |cisable |Date    |      |  Shares    |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
| STOCK OPTION          |    4.00    | 12-11-98 |    A     | 100,000 |         |   (1)  |12-11-08|COMMON|  100,000   |    4.00     |
|                       |            |          |          |         |         |        |        |STOCK |            |             |
|-----------------------|---------- -|----------|----------|---------|---------|--------|--------|------|------------|-------------|
| STOCK OPTION          |    5.00    | 12-11-98 |    A     | 100,000 |         |   (1)  |12-11-08|COMMON|  100,000   |    5.00     |
|                       |            |          |          |         |         |        |        |STOCK |            |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
| STOCK OPTION          |    6.00    | 12-11-98 |    A     | 200,000 |         |   (1)  |12-11-08|COMMON|  200,000   |    6.00     |
|                       |            |          |          |         |         |        |        |STOCK |            |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
|                       |            |          |          |         |         |        |        |      |            |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
|                       |            |          |          |         |         |        |        |      |            |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
|                       |            |          |          |         |         |        |        |      |            |             |
|-----------------------|------------|----------|----------|---------|---------|--------|--------|------|------------|-------------|
|                       |            |          |          |         |         |        |        |      |            |             |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|      100,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|      100,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|      200,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
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 Explanation of Responses: 1. Grant to reporting person of options to buy shares of common stock under the Let's Talk
                              Cellular & Wireless, Inc. 1997 Executive Incentive Compensation Plan in a transaction exempt under Rule 16b-3. One third of the options become exercisable on December 11 of each of 1999,
                              2000 and 2001.


  ** Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ David H. Eisenberg                9/15/99
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
